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PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY MOURNS THE PASSING OF
DIRECTOR DOUGLAS L. SCHMICK

Calabasas Hills, CA – June 20, 2016 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced with deep sadness the passing of Douglas L. Schmick, 68, a member of the Company’s Board of Directors since 2012 and a member of the Company’s Audit Committee.

“Doug was a valued member of our Board of Directors for the last several years and a respected colleague in the restaurant industry for more than 25 years,” said David Overton, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “As a co-founder of McCormick & Schmick’s Seafood & Steak restaurants, he embodied the entrepreneurial spirit of the restaurant industry and leaves a lasting legacy behind. He will be sorely missed by us. We extend our heartfelt condolences to his family at this difficult time.”

Douglas L. Schmick began his restaurant career more than 42 years ago and developed several brands, most notably McCormick & Schmick’s Seafood & Steak restaurants. Beginning with Jake’s Famous Crawfish restaurant in Portland, Oregon, Mr. Schmick and his partner became leaders and innovators in the affordable, upscale seafood segment and grew the McCormick & Schmick’s organization to 96 restaurants nationwide. Mr. Schmick served as Chief Executive Officer and Chairman of the Board for that company from 1974 through 1999 and again from 2007 through 2008. During those years, he guided McCormick & Schmick’s through several iterations of ownership, including becoming a publicly-traded company in 2004. He then served as Chairman of the Board until the company’s sale in 2012. Mr. Schmick joined the Board of Directors of The Cheesecake Factory Incorporated in 2012. In 2013, Mr. Schmick joined the Board of Directors of Chuy’s Inc., a public company, and Anthony’s Coal Fired Pizza, a private group. Mr. Schmick has received many accolades for his work in the restaurant industry, including being named the Ernst & Young Regional “Entrepreneur of the Year” in 2008.

As a result of Mr. Schmick’s passing, the Board of Directors approved a reduction in the number of directors from seven to six, effective immediately. Accordingly, six directors will stand for election at the Company’s upcoming 2016 annual meeting of stockholders on June 23, 2016. In addition, the Board of Directors appointed Jerome Kransdorf as a member of the Audit Committee, effective June 17, 2016.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 202 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 189 restaurants under The Cheesecake Factory® mark; 12 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, 12 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2016, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the third consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 3, 2016 ©2016 Time Inc. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100